O S H K O S H       C O R P O R A T I O N

For more information contact:	Financial:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Ann Stawski
Vice President, Marketing Communications
(920) 966-5959

OSHKOSH CORPORATION REPORTS FIRST QUARTER RESULTS

Generates $280.2 Million of Cash from Operating Activities

Announces Intention to Amend its Credit Agreement

Suspends Earnings Estimates

Declares Quarterly Dividend

        OSHKOSH, WI. – January 29, 2009 – Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2009 first quarter net sales of $1.39 billion and a net loss of $20.6 million, or $0.28 per share. These results compare with earnings per share of $0.50 on net sales of $1.50 billion and net income of $37.3 million for the first quarter of fiscal 2008.

        “We are obviously disappointed in the overall performance we are reporting today. It has been widely reported that global manufacturing orders and activity fell sharply in November and December 2008. Certain of our businesses shared this experience, which led to our weak performance in our first quarter. Fortunately, our defense, fire apparatus and domestic refuse collection vehicle businesses continued to report solid results,” commented Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer.

        Bohn continued, “Our defense segment secured $1.6 billion of orders in the first quarter for our medium and heavy tactical vehicles. In addition, Pierce continued to experience market share gains and strong order flow as fire departments across the U.S. have responded positively to its robust lineup of safety-conscious, high performance fire trucks. Our strong outlook for these businesses, supported by significant backlog, will help us navigate through this recession and emerge as a stronger company.

        “While we generated strong operating cash flow in the quarter, order activity slowed more sharply than we had expected in access equipment and other businesses. As a result, we do not expect that earnings for the remainder of the fiscal year will be sufficient for us to avoid violating a financial covenant in our credit agreement. We have commenced discussions with our lead banks to seek an amendment to our credit agreement in the second quarter of fiscal 2009. We believe that we will be successful in finalizing an amendment that will provide us with financial covenant relief. We anticipate that the amendment will entail upfront fees and higher interest costs than under our current credit agreement,” added Bohn.

        “In response to the weaker economic outlook, we have taken further measures to reduce our costs. These actions include a reduction in workforce of 7 percent, which is in addition to the workforce reduction concluded in the summer of 2008. Additionally, we have further reduced production, announced closures of a number of underutilized facilities and slashed spending in general. We understand these decisions will have wide-ranging effects on our employees, their families and the communities in which we operate, but we believe they are necessary in the current environment,” stated Bohn.

        Consolidated sales in the first quarter of fiscal 2009 decreased 7.6 percent compared to last year’s first quarter. The lower sales were the result of a decrease in sales in the Company’s access equipment segment as a result of the slowdown in the worldwide construction markets, offset in part by strong demand for defense vehicles and armor kits.

        First quarter operating income decreased 84.5 percent to $17.1 million, or 1.2 percent of sales. An operating loss in the access equipment segment more than offset higher operating income in the defense segment and lower corporate expenses. Operating income in the first quarter of fiscal 2009 also included $14.3 million of provisions for bad debts and $8.3 million of charges related to cost reduction initiatives.

        Factors affecting first quarter results for the Company’s business segments included:

        Access Equipment – Access equipment segment sales decreased 39.7 percent to $368.4 million for the first quarter of fiscal 2009 compared to the prior year quarter. Sales reflected substantially lower demand in North America and Europe as customers remained cautious with purchases. Tightening credit markets and recessionary economies further impacted construction of new residential and nonresidential projects. European equipment sales declined 51 percent while North American equipment sales were down 45 percent compared to the first quarter of fiscal 2008.

        The access equipment segment incurred an operating loss of $47.0 million, or 12.8 percent of sales, for the first quarter of fiscal 2009 compared to operating income of $61.1 million, or 10.0 percent of sales, in the prior year quarter. The decrease in operating results was primarily the result of lower sales volume, substantially higher raw material costs, an adverse product mix and provisions for credit losses totaling $13.6 million as a result of the deteriorating worldwide business climate.

        Defense – Defense segment sales increased 36.5 percent to $543.8 million for the first quarter of fiscal 2009 compared to the prior year first quarter due to the continuing requirements of the Company’s largest customer, the U.S. Department of Defense. During the first quarter of fiscal 2009, the Company experienced a substantial increase in sales of heavy-payload tactical vehicles for the U.S. Army and reducible-height armor kits for Medium Tactical Vehicle Replacement trucks for the U.S. Marine Corps.

        Operating income in the first quarter increased 15.4 percent to $73.7 million, or 13.6 percent of sales, compared to the prior year quarter operating income of $63.9 million, or 16.0 percent of sales. The decrease in operating income as a percent of sales compared to the prior year quarter reflects a larger percentage of sales under lower margin contracts during the first quarter of fiscal 2009, a reduction in the prior year quarter of a warranty reserve upon the expiration of a systemic warranty as well as costs to support several new defense programs. These items were offset in part by better absorption of fixed costs and improved performance on in-theater service work.

        Fire & Emergency – Fire & emergency segment sales for the first quarter of fiscal 2009 decreased 0.6 percent to $271.1 million compared to the prior year quarter. The decrease in sales reflected weak demand for towing and recovery equipment, offset in part by higher sales at the Company’s domestic fire apparatus business.

        Operating income decreased 18.5 percent in the first quarter to $18.1 million, or 6.7 percent of sales, compared to the prior year quarter operating income of $22.2 million, or 8.2 percent of sales. The decrease in operating income during the first quarter was primarily the result of significantly weaker operating performance at the Company’s towing and recovery equipment business due to lower sales volume, higher material costs on fire apparatus units in backlog prior to the most recently announced product selling price increases, as well as weaker product mix across the segment.

        Commercial – Commercial segment sales increased 0.8 percent to $232.2 million in the first quarter of fiscal 2009 compared to the prior year quarter. The increase in sales was the result of a 25 percent increase in domestic refuse collection vehicle sales, offset in part by a 29 percent decline in sales of concrete placement products as a result of lower construction activity in North America.

        The commercial segment incurred an operating loss of $6.8 million, or 2.9 percent of sales, in the first quarter compared to an operating loss of $10.2 million, or 4.4 percent of sales, in the prior year quarter. The operating loss in the first quarter was the result of a $7.2 million loss at the Geesink Norba Group (Geesink), the Company’s European refuse collection vehicle business. Geesink’s first quarter loss included severance charges of $3.4 million associated with staffing reduction actions as Geesink continued to reduce its fixed costs as part of the ongoing restructuring of this business. The improvement in operating results in the first quarter of fiscal 2009 for commercial segment businesses other than Geesink was the result of a favorable domestic product mix and lower operating expenses.

        Corporate and other – Corporate operating expenses and inter-segment profit elimination decreased $6.2 million to $20.9 million for the first quarter of fiscal 2009 compared to the prior year quarter. The decrease was the result of lower incentive compensation and cost reduction initiatives, including lower outside professional services, travel and recruiting costs.

        Interest expense net of interest income decreased $11.4 million to $43.1 million in the first quarter of fiscal 2009 compared to the prior year quarter largely as a result of the repayment of a portion of the borrowings incurred in connection with past acquisitions and lower interest rates. Due to increased working capital management and timing of payments under the recently signed Family of Heavy Tactical Vehicles contract, the Company was able to reduce total debt by $81.5 million as well as increase cash and cash equivalents by $172.6 million during the first quarter.

        The Company recorded a benefit for income taxes in the first quarter of 7.7 percent of pre-tax losses compared to a provision of 34.0 percent of pre-tax income in the prior year quarter. The current year rate reflects the impact of valuation allowances on tax benefits resulting from first quarter operating losses at Geesink, discrete items primarily related to a state income tax audit and the recapture of a portion of a European tax incentive, offset in part by the benefit of the retroactive reinstatement of the U.S. research and development tax credit.

Credit Agreement Amendment

        The Company generated $280.2 million of cash from operating activities during the first quarter of fiscal 2009. Despite the successful generation of cash during the quarter, continued deteriorating business conditions in certain of its segments caused the Company to believe it would likely be in violation of one or more of the financial covenants under its credit agreement at the end of the second quarter of fiscal 2009 without an amendment. As a result, the Company is proceeding with a plan to seek an amendment to its credit agreement. Based on discussions with its lead banks, the Company expects that an amendment will be concluded in late February or March 2009. The Company expects to incur upfront fees and higher interest costs as a result of the amendment.

Fiscal 2009 Estimates

        Over the last nine to twelve months, global demand for many of the Company’s products has become increasingly volatile as the recession spread rapidly around the world. Highly volatile commodity prices and foreign currency exchange rates have further complicated the Company’s ability to estimate operating income in certain of its businesses. Accordingly, the Company is withdrawing its previous earnings estimates and will not be issuing new earnings estimates.

Dividend Announcement

        Oshkosh Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable February 20, 2009, to shareholders of record as of February 12, 2009.

        The Company will comment on first quarter earnings during a conference call at 9:00 a.m. EST this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

About Oshkosh Corporation

        Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire & emergency vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire & emergency units, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the consequences of financial leverage associated with the JLG acquisition, especially given turmoil in the credit markets, the level of the Company’s borrowing costs and the Company’s ability to successfully amend its credit agreement to provide financial covenant relief; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a global recession and credit crisis; the Company’s ability to obtain cost reductions on steel and other raw materials following sharp cost increases in 2008, obtain other cost decreases or achieve product selling price increases; the duration of the global recession and its adverse impact on the Company’s share price, which could lead to impairment charges related to many of the Company’s intangible assets; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; risks related to reductions in government expenditures and the uncertainty of government contracts; risks associated with international operations and sales, including foreign currency fluctuations; the Company’s ability to turn around its Geesink business; risks related to the collectibility of receivables during a recession, especially access equipment receivables; and the potential for increased costs relating to compliance with changes in laws and regulations. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2008	2007
	(In millions, except per share amounts)
Net sales	$1,386.1	$1,499.9
Cost of sales	1,234.7	1,247.9

Gross income	151.4	252.0
Operating expenses:
Selling, general and administrative	118.0	123.4
Amortization of purchased intangibles	16.3	18.7

Total operating expenses	134.3	142.1

Operating income	17.1	109.9
Other income (expense):
Interest expense	(44.8)	(56.3)
Interest income	1.7	1.8
Miscellaneous, net	2.9	(2.1)

	(40.2)	(56.6)

(Loss) income before (benefit) provision for
income taxes, equity in earnings of
unconsolidated affiliates and minority interest	(23.1)	53.3
(Benefit) provision for income taxes	(1.8)	18.1

(Loss) income before equity in earnings of
unconsolidated affiliates and
minority interest	(21.3)	35.2
Equity in earnings of unconsolidated
affiliates, net of income taxes	0.5	1.8
Minority interest, net of income taxes	0.2	0.3

Net (loss) income	$(20.6)	$37.3

(Loss) earnings per share
Basic	$(0.28)	$0.51
Diluted	$(0.28)	$0.50
Basic weighted average shares outstanding	74.4	73.8
Effect of dilutive stock options and
incentive compensation awards	--	1.2

Diluted weighted average shares outstanding	74.4	75.0

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2008	September 30, 2008
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$260.8	$88.2
Receivables, net	711.0	997.8
Inventories, net	991.2	941.6
Deferred income taxes	73.7	66.6
Other current assets	63.4	58.2

Total current assets	2,100.1	2,152.4
Investment in unconsolidated affiliates	38.9	38.1
Property, plant and equipment	760.0	756.4
Less accumulated depreciation	(318.1)	(303.1)

Property, plant and equipment, net	441.9	453.3
Goodwill	2,265.7	2,274.1
Purchased intangible assets, net	1,039.5	1,059.9
Other long-term assets	100.9	103.7

Total assets	$5,987.0	$6,081.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$49.7	$93.5
Accounts payable	570.6	639.9
Customer advances	415.1	296.8
Payroll-related obligations	77.4	104.8
Income taxes payable	7.7	11.1
Accrued warranty	86.0	88.3
Other current liabilities	244.1	228.8

Total current liabilities	1,450.6	1,463.2
Long-term debt, less current maturities	2,642.8	2,680.5
Deferred income taxes	301.8	308.9
Other long-term liabilities	273.3	237.0
Commitments and contingencies
Minority interest	2.9	3.3
Shareholders’ equity	1,315.6	1,388.6

Total liabilities and shareholders’ equity	$5,987.0	$6,081.5

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
	2008	2007
	(In millions)
Operating activities:
Net (loss) income	$(20.6)	$37.3
Other non-cash adjustments	48.7	41.9
Changes in operating assets and liabilities	252.1	9.5

Net cash provided by operating activities	280.2	88.7
Investing activities:
Additions to property, plant and equipment	(9.7)	(19.6)
Additions to equipment held for rental	(5.9)	(4.3)
Proceeds from sale of property, plant and equipment	0.3	2.6
Proceeds from sale of equipment held for rental	0.7	3.3
(Contribution) distribution of capital
(to) from unconsolidated affiliates	(0.7)	0.3
Decrease in other long-term assets	--	0.1

Net cash used by investing activities	(15.3)	(17.6)
Financing activities:
Repayment of long-term debt	(25.2)	(0.4)
Net repayments under revolving credit facility	(55.1)	(6.7)
Proceeds from exercise of stock options	--	0.1
Excess tax benefits from stock-based compensation	--	0.6
Dividends paid	(7.4)	(7.4)

Net cash used by financing activities	(87.7)	(13.8)
Effect of exchange rate changes on cash	(4.6)	0.5

Increase in cash and cash equivalents	172.6	57.8
Cash and cash equivalents at beginning of period	88.2	75.2

Cash and cash equivalents at end of period	$260.8	$133.0

Supplementary disclosure:
Depreciation and amortization	$38.0	$37.3

OSHKOSH CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,
	2008	2007
	(In millions)
Net sales:
Access equipment	$368.4	$610.5
Defense	543.8	398.3
Fire & emergency	271.1	272.6
Commercial	232.2	230.4
Intersegment eliminations	(29.4)	(11.9)

Consolidated	$1,386.1	$1,499.9

Operating income (loss):
Access equipment	$(47.0)	$61.1
Defense	73.7	63.9
Fire & emergency	18.1	22.2
Commercial	(6.8)	(10.2)
Corporate and other	(20.9)	(27.1)

Consolidated	$17.1	$109.9

	December 31,
	2008	2007
	(In millions)
Period-end backlog:
Access equipment	$139.5	$922.9
Defense	2,346.9	1,448.4
Fire & emergency	698.3	573.2
Commercial	163.2	249.3

Consolidated	$3,347.9	$3,193.8

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